Exhibit 99.1

January 5, 2007

This is an open letter to the board of directors of International Star, Inc.

Over the past few months it has become increasingly difficult to perform the job that needs to be done for International Star. Effective today, January 5, 2007 I resign from both the board of directors as well as the presidency and CEO position of International Star, Inc. I am very proud of the progress the company has made over the past three years and wish the company and the shareholders the very best for the future.

Kind regards,

Denny Cashatt